77Q1(a)

VIRTUS ALTERNATIVE SOLUTIONS TRUST
(the "Trust")
Second Amendment to the Declaration of Trust

The following paragraph hereby replaces Section 3(a) to ARTICLE
VIII, Miscellaneous
Section 3. Reorganization.
		(a) Notwithstanding anything else herein, the Trustees may, without the approval of Shareholders unless such approval is required by applicable law, in order to change the form or jurisdiction of organization of the Trust or for any other purpose (i) cause the Trust or any Series to merge or consolidate with or into, or sell substantially all of its assets to, one or more trusts (or series thereof to the extent permitted by law), partnerships, associations, corporations or other business entities (including trusts, partnerships, associations, corporations or other business entities created by the Trustees to accomplish such merger or consolidation), (ii) cause the Shares (or any portion thereof) to be exchanged under or pursuant to any state or federal statute to the extent permitted by law or (iii) cause the Trust to reorganize under the laws of any state or other political subdivision of the United States if such action is determined by the Trustees to be in the best interests of the Trust. Any agreement of merger or consolidation or exchange or certificate of merger may be signed by an authorized Trust officer and facsimile signatures conveyed by electronic or telecommunication means shall be valid.

Dated June 2, 2017